EXHIBIT 99.2

ePlus Announces Stock Repurchase Program

HERNDON, VA – May 24, 2019 – ePlus inc. (NASDAQ NGS: PLUS – news) today announced that its board of directors has authorized the Company to repurchase up to 500,000 shares of ePlus’ outstanding common stock over a 12-month period commencing May 28, 2019.  The Company’s former repurchase plan expires May 27, 2019.  ePlus had approximately 13.6 million shares of common stock outstanding as of May 20, 2019.

The purchases may be made from time to time in the open market, or in privately negotiated transactions, subject to availability.  Any repurchased shares will have the status of treasury shares and may be used, if and when needed, for general corporate purposes.  ePlus has no obligation to repurchase shares under the authorization, and the timing, actual number and value of the shares which are repurchased will be at the discretion of management and will depend on a number of factors, including the price of the Company's common stock. The Company may suspend or discontinue repurchases at any time.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  OneCloud is a trademark of OneCloud Consulting, Inc. in the United States and/or other countries.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150